Exhibit 99.1

Bio-Path Holdings to Present at the 2020 American Association for Cancer Research Annual Meeting

HOUSTON—April 13, 2020 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced an upcoming virtual poster presentation at the 2020 American Association for Cancer Research (AACR) Annual Meeting, taking place from April 27-28, 2020.

Dr. Ana Tari Ashizawa, Senior Vice President of Research, Development and Clinical Design, at Bio-Path Holdings will summarize the Phase 1 study design of BP1002 (liposomal Bcl-2 antisense), the Company’s second drug candidate, for the treatment of lymphomas and chronic lymphocytic leukemia.

Details for the virtual poster presentation are as follows:

Date: Monday, April 27, 2020

Poster Release Time: 12:01 am Eastern Time

Session: Phase I Trials In Progress

Abstract: 9464

Title: “A Phase I Clinical Trial to Study the Safety, Pharmacokinetics, and Efficacy of BP1002 (L-Bcl-2) Antisense Oligonucleotide in Patients with Advanced Lymphoid Malignancies”

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for the treatment of blood cancers and has filed an IND for a Phase 1 clinical trial for solid tumors. The Company’s second pipeline candidate is BP1002, which targets the Bcl-2 protein and is planned to be evaluated for the treatment of lymphoma and chronic lymphocytic leukemia. In addition, an IND application for BP1003, a novel liposome-incorporated STAT3 antisense oligodeoxynucleotide developed by Bio-Path as a specific inhibitor of STAT3, is expected to be filed in 2020.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369